Exhibit 10.19

Amended and Restated

Agreement for the Sale and Purchase of

SIGMAKALON (BC) HOLDCO B.V.

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

i

Schedule 4: Scheduled Receipts

Schedule 5: Pre-Completion Conduct of Business

Schedule 6: Locked Box Accounts

ii

THIS AMENDED AND RESTATED AGREEMENT is made on 4 December 2007

BETWEEN:

(i)	SigmaKalon Luxco 2, S.à r.l., a société à responsabilité limitée with registered office at 9a, Parc d’Activité Syrdall in L-5365 Munsbach, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register under the number B92000 (the “Seller”);

(ii)	PPG Industries, Inc., a Pennsylvania corporation with registered office at One PPG Place, Pittsburgh, Pennsylvania 15272, United States of America (the “Parent”); and

(iii)	PPG Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) at J.F. Kennedylaan 7, 4191 MZ Geldermalsen, The Netherlands and registered with the Dutch Trade Register of the Chambers of Commerce (the “Buyer”);

IN THE PRESENCE OF:

(iv)	SigmaKalon (BC) HoldCo B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) at Uithoorn, The Netherlands and its office at 1422 AD Uithoorn, Amsterdamseweg 14, The Netherlands and registered with the Dutch Trade Register of the Chambers of Commerce under number 29044246 (the “Company”).

RECITALS:

(A)	Further brief particulars of the Company are set out in Schedule 1 hereto.

(B)	The Seller is the owner of the entire issued share capital of the Company, represented by 4,538 ordinary shares (the “Shares”).

(C)	The terms and conditions set forth in the Offer Letter (as defined herein) have been satisfied or waived in full prior to the date hereof.

(D)	The Seller and the Parent entered into the sale and purchase agreement, dated 4 October 2007, pursuant to which the Parent or its designee agreed to acquire the Shares from the Seller (the “Original Agreement”).

(E)	On 1 November 2007 (the “Adherence Date”), the Parent duly nominated the Buyer as its designee for purposes of acquiring the Shares and the Buyer adhered to the Original Agreement.

(F)	The parties now wish to amend and restate the Original Agreement in its entirety pursuant to the terms of this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement:

“Accrued Interest” means:

(i)	if the Satisfaction Date occurs on or after 27 December 2007, an amount of interest accrued on the Euro Cash Consideration and the Dollar Cash Consideration for the period from 1 January 2008 up to and including the Completion Date at the rate of LIBOR plus 2% per annum (calculated on the basis of a 365 day year); or

(ii)	if the Satisfaction Date occurs prior to 27 December 2007 and Completion does not occur on 2 January 2008, a daily fee equal to (i) €358,200 in respect of the Euro Cash Consideration, plus (ii) US$308,500 in respect of the Dollar Cash Consideration, for each day in the period from 3 January 2008 up to and including the Completion Date;

“Adherence Date” has the meaning set forth in the Recitals hereto;

“Affiliate” means, with respect to any person, each Subsidiary, parent, partner, manager and ultimate shareholder of such person and such Subsidiaries, parents, partners and ultimate shareholders’ Subsidiaries and partners, provided that no Group Company shall be deemed an Affiliate of the Seller for the purposes of this Agreement;

“Agent” means ING Bank NV, acting in its capacity as facility agent under the Bank Facilities;

“Bank Facilities” means the Mezzanine Facility Agreement and the Senior Facilities Agreement;

“Bidder Confidentiality Agreement” means each confidentiality agreement entered into by the Seller, the Company and or any Subsidiary thereof with prospective buyers of the Group in connection with the auction conducted for the sale of the Group by the Seller;

“Business Day” means a day other than a Saturday or Sunday on which banks in London, Amsterdam and New York are open for business;

“Buyer Note” means the note to be issued by the Buyer in favor of the Seller on commercially acceptable terms as partial payment of the Consideration hereunder in an amount equal to the Luxco Interest Valuation;

“Buyer’s Group” means the Buyer and each Subsidiary, parent and ultimate shareholder of the Buyer, including, for the avoidance of doubt, each Group Company after Completion;

“Cash Consideration” has the meaning set forth in Clause 3.1;

“Competition Authorities” means, as applicable, the European Commission, the Relevant NCA, the Federal Trade Commission and any other national competition authority in any country having jurisdiction in relation to the Transaction;

“Completion” means completion of the sale and purchase of the Shares in accordance with the terms of this Agreement;

“Completion Date” has the meaning set forth in Clause 6.1 or Clause 7.1, as applicable;

“Confidentiality Agreement” means the confidentiality agreement, dated 22 May 2007, between Luxco and PPG Industries Inc.;

“Conditions” has the meaning set forth in Clause 5.1;

“Consideration” has the meaning set forth in Clause 3.1;

“Contract” means any agreement, arrangement or commitment, whether conditional or unconditional and whether written, oral or otherwise;

“CPECs” has the meaning set forth in Clause 8.2;

“Debt Settlement Amount” means all monies due or payable in respect of the repayment of the Bank Facilities at Completion in order to discharge in full and final settlement all liabilities of the Group thereunder;

“Dollar Cash Consideration” has the meaning set forth in Clause 3.1;

“Dollar Notary Account” means the following third-party bank account (derdengeldenrekening) of the Notary:

Bank:	ABN AMRO Bank N.V., Rotterdam

Account Number:	XXXXXXX

IBAN:	XXXXXXX

Dutch SWIFT:	ABNANL2A

US SWIFT:	ABNAUS33

Account Name:	Allen & Overy LLP Derdengelden Notarissen Kwaliteitsrekening

“Dutchco” means SigmaKalon BC I BV.;

“EC Merger Regulation” means the Council Regulation (EC) No. 139/2004 of January 2004 on the control of concentration between undertakings;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third-party right or interest, voting right, other encumbrance, restriction, limitation or security interest of any kind (or an agreement or commitment to create any of the same);

“Escrow Accounts” means the New York Escrow Account and the London Escrow Account;

“Escrow Agent” means JPMorgan Chase Bank, National Association;

“Escrow Agreement” means the escrow agreement, dated on or about the date hereof, between the Escrow Agent, the Parent, the Buyer and the Seller and acknowledged by the Notary, relating to the management of the Escrow Accounts by the Escrow Agent;

“Escrow Date” has the meaning set forth in Clause 7.2;

“Escrow Documents” means the documents set out in Schedule 2;

“Euro Cash Consideration” has the meaning set forth in Clause 3.1;

“Euro Notary Account” means the following third-party bank account (derdengeldenrekening) of the Notary:

Bank:	ABN AMRO Bank N.V., Rotterdam

Account Number:	XXXXXXX

IBAN:	XXXXXXX

Dutch SWIFT:	ABNANL2A

Account Name:	Allen & Overy LLP Derdengelden Notarissen Kwaliteitsrekening

“Financing Agreements” has the meaning set forth in Clauses 9.1.8 and 9.2.8;

“Group” means the Company and its Subsidiaries;

“Group Company” means the Company or any Subsidiary of the Company;

“Guaranteed Obligations” has the meaning set forth in Clause 17.1;

“Joint Documentary Escrow Agents” means Linklaters LLP and Allen & Overy LLP;

“LIBOR” means, with respect to any amount as of any date of determination, the applicable screen rate as of 11:00am on such date for the offering of deposits of such amount in sterling for a three-month period, and the “screen rate” means The British Bankers’ Association Interest Settlement Rate for sterling for the period displayed on the appropriate page of the Telerate Screen;

“Locked Box Accounts” means the consolidated balance sheet of the Group as of the Locked Box Date agreed among the parties and attached as Exhibit A hereto;

“Locked Box Date” means 31 December 2006;

“London Escrow Account” means the escrow account at JPMorgan Chase Bank, National Association designated by the account number 37691901;

“Loss” means any loss, liability, charge (including any taxation), cost or claim;

“Luxco” means SigmaKalon Luxco S.C.A.;

“Luxco Interest” has the meaning set forth in Clause 11;

“Luxco Interest Valuation” means the fair market value of the Luxco Interest at the time of the planned redemption thereof by Luxco pursuant to the Redemption;

“Mandatory Competition Clearances” means the competition clearances and approvals of (i) the European Commission under the EC Merger Regulation (and/or, if applicable, of one or more member states of the EEA), and (ii) the competent competition authorities in the jurisdictions set forth in Schedule 3 hereto;

“Mezzanine Facility Agreement” means the €132,000,000 mezzanine facility agreement dated 29 June 2005 as amended on 12 July 2005 and on or about 13 September 2005 and made between, amongst others, ING Finance France S.A., Merrill Lynch International and CCF S.A. as lead arrangers with ING Bank NV, Merrill Lynch International Bank Limited, Merrill Lynch Capital Markets Bank Limited and CCF S.A. as underwriters, ING Bank NV as facility agent and security trustee and Veveo Coatings B.V.;

“New York Escrow Account” means the escrow account at JPMorgan Chase Bank, National Association designated by the account number 771051588;

“Notary” means Robert Jan Jozef Lijdsman of Allen & Overy LLP or his designee;

“Notary Letter” means the notary letter, dated on or about the date hereof, between the Notary, the Parent, the Buyer, the Seller and the Agent;

“Offer Letter” means the offer letter delivered by the Parent and countersigned by the Seller on 18 July 2007 in connection with the Transaction;

“Original Agreement” has the meaning set forth in the Recitals hereto;

“Outside Date” has the meaning set forth in Clause 5.6;

“PECs” has the meaning set forth in Clause 8.2;

“Permitted Dividend” has the meaning set forth in Schedule 4;

“Permitted Fees” has the meaning set forth in Schedule 4;

“Redemption” has the meaning set forth in Clause 11;

“Redemption Steps” has the meaning set forth in Clause 11;

“Relevant NCA” means a national competition authority in a Member State of the European Union or the EEA;

“Satisfaction Date” means the date on which all of the conditions set forth in Clause 5.1 are fulfilled or waived (to the extent permitted by applicable law or otherwise permitted in this Agreement);

“Senior Facilities Agreement” means the €1,235,000,000 senior facilities agreement dated 29 June 2005 as amended on 12 July 2005 and on or about 13 September 2005 and made between, amongst others, ING Finance France S.A., Merrill Lynch International and CCF S.A. as lead arrangers with ING Bank NV, Merrill Lynch International Bank Limited, Merrill Lynch Capital Markets Bank Limited and CCF S.A. as underwriters, ING Bank NV as facility agent, security trustee and issuing bank and Veveo Coatings B.V.;

“Shares” has the meaning set forth in the Recitals hereto;

“Specified Subsidiaries” means D&M Coatings France SAS, SPETH NewCo SAS, and each of the Group Companies designated as “Direct Subsidiaries” on Schedule 1 hereto;

“Sterling Notary Account” means the following third-party bank account (derdengeldenrekening) of the Notary:

Bank:	ABN AMRO Bank N.V., Rotterdam

Account Number:	XXXXXXX

IBAN:	XXXXXXX

Dutch SWIFT:	ABNANL2A

Account Name:	Allen & Overy LLP Derdengelden Notarissen Kwaliteitsrekening

“Subsidiary” means, with respect to any person, each corporation or other person with respect to which such first person (i) owns or controls, directly or indirectly, capital stock or other equity interests representing at lest 50% of the outstanding voting stock or other equity interests or (ii) has the right to appoint or remove a majority of the members of the board of directors or equivalent managing body;

“Substitute Payment” has the meaning set forth in Clause 17.4;

“Tax Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;

“Termination Fee” has the meaning set forth in Clause 5.6;

“Transaction” means the acquisition by the Buyer of the Shares pursuant to this Agreement;

“Transfer Deed” means the notarial deed of transfer of the Shares prepared in accordance with Dutch law, by and among the Buyer, the Seller and the Company, to be executed before the Notary at Completion for the purpose of passing the full and unencumbered legal and beneficial title to the Shares from the Seller to the Buyer;

“Vendor Reports” means (i) the draft report prepared by Pricewaterhouse-Coopers entitled “Project Penguin Abridged Report”, dated 11 May 2007, (ii) the supplement thereto provided to the Parent on or about 29 June 2007 and (iii) the draft report prepared by Ashurst, Allen & Overy and Gide entitled “Project Tahiti Legal Due Diligence Report”, dated 21 May 2007; and

“Warranty” means each statement contained in Clause 8.1.

1.2	In this Agreement, a reference to:

1.2.1	liability under, pursuant to or arising out of (or any analogous expression) any Contract or other instrument includes a reference to any and all contingent liabilities thereunder;

1.2.2	a statutory provision includes a reference to the statutory provision as modified or reenacted or both from time to time before or on the date of the Original Agreement or after the date of the Original Agreement, except to the extent that the liability of any party is thereby increased or extended, and any subordinate legislation made under the statutory provision (as so modified or reenacted);

1.2.3	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.4	a person includes a reference to that person’s legal personal representatives;

1.2.5	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.6	a Clause, sub-Clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a Clause, sub-Clause or paragraph of, or Schedule to, this Agreement; and

1.2.7	times of the day is to London time.

1.3	The headings in this Agreement do not affect its interpretation.

2.	Sale and Purchase

2.1	Subject to the Conditions in Clause 5 being satisfied or waived, the Seller hereby sells and transfers the Shares, and the Buyer hereby buys and accepts the Shares and assumes all rights and liabilities attaching thereto, free and clear of all Encumbrances.

2.2	At Completion, the Shares shall be transferred (geleverd) free from all Encumbrances. Good and valid title to and beneficial ownership of the Shares shall pass on Completion together with all associated rights and benefits attaching or accruing to them on or after Completion.

3.	Consideration

3.1	The aggregate consideration to be paid by the Buyer to the Seller at Completion for the purchase of the Shares shall consist of (i) a cash payment in the amount of €717,000,000 (the “Euro Cash Consideration”) and a cash payment in the amount of US $617,400,000 (the “Dollar Cash Consideration”), plus any Accrued Interest (the Euro Cash Consideration, the Dollar Cash Consideration and any Accrued Interest together being the “Cash Consideration”), and (ii) the Buyer Note (together with the Cash Consideration, the “Consideration”).

3.2	On Completion:

•	the Buyer or the Escrow Agent, as the case may be, shall deliver the Cash Consideration to the Notary in accordance with Clause 6 or 7, as applicable;

•	the Buyer or the Joint Documentary Escrow Agents, as the case may be, shall deliver the Buyer Note to the Notary in accordance with Clause 6 or 7, as applicable; and

•	the Parent shall pay or procure the payment of the Debt Settlement Amount to the Notary in accordance with Clause 6 or 7, as applicable.

3.3	Immediately after execution of the Transfer Deed pursuant to Clause 6.3.7 or 7.4.8, as applicable, the Notary shall transfer or deliver, as appropriate:

•	the amount in cash equal to the Debt Settlement Amount to a bank account or accounts in the name of, and designated in writing to the parties prior to Completion by, the Agent;

•	the amount in cash equal to the Euro Cash Consideration together with the relevant amount in euros of Accrued Interest (if any) to the Seller’s bank account set forth below:

Bank:	Société Générale Bank & Trust 11, Avenue Emile Reuter 2420 Luxembourg

IBAN:	XXXXXXX

SWIFT:	SGABLULL

Contact:	Catherine Watrin Telephone: +352 47 93 11 52 17 Facsimile: +352 26 20 08 36 Email: catherine.watrin@socgen.com; and

•	the amount in cash equal to the Dollar Cash Consideration together with the relevant amount in US dollars of Accrued Interest (if any) to the Seller’s bank account set forth below:

Bank:	Société Générale Bank & Trust 11, Avenue Emile Reuter 2420 Luxembourg

IBAN:	XXXXXXX

SWIFT:	SGABLULL

Contact:	Catherine Watrin Telephone: +352 47 93 11 52 17 Facsimile: +352 26 20 08 36 Email: catherine.watrin@socgen.com.

•	the Buyer Note to the Seller.

None of the Buyer, the Parent, the Escrow Agent, the Joint Documentary Escrow Agents or the Notary shall be concerned as to the application of such funds and such payment shall be a good discharge of the Cash Consideration, which discharge will be confirmed by the Seller in the Transfer Deed.

3.4	For the avoidance of doubt, the parties hereby agree that the transfer of the Shares and the payment of the Debt Settlement Amount by the Notary shall be deemed to occur simultaneously for all purposes hereunder.

3.5	For the purposes of this Agreement, including Clause 8.4, any translation of US dollar amounts into euro amounts shall be made at a rate of US $1.00 = €0.7289 and euro amounts into US dollar amounts shall be made at a rate of €1.00 = US $1.3720.

4.	Locked Box

4.1	The Seller warrants to the Buyer and the Parent that (other than as set forth in Schedule 4 hereto) as at Completion:

4.1.1	since the Locked Box Date, no management charge or fee has been levied by the Seller or any of its Affiliates against any Group Company and there has been no payment of any management, service or other fees or compensation from any Group Company to the Seller or any of its Affiliates;

4.1.2	since the Locked Box Date, no share or loan capital of any Group Company has been issued, redeemed, purchased or repaid to or in favour of the Seller or any of its Affiliates;

4.1.3	since the Locked Box Date, the only payments received by the Seller or any of its Affiliates from the Group Companies have been payments set forth in Schedule 4 hereto;

4.1.4	since the Locked Box Date, no dividend or other distribution of profits or assets or any bonus or other payment of any nature has been paid or declared or made by any Group Company to or in favour of the Seller or any of its Affiliates;

4.1.5	since the Locked Box Date, no Group Company has paid or accrued any advisory fees, Transaction fees or out-of-pocket expenses or management incentive payments of any kind in connection with the Transaction or the other transactions contemplated hereunder (other than as set forth in Schedule 4 hereto);

4.1.6	since the Locked Box Date, no Group Company has waived any amount owed to the Group by the Seller or its Affiliates; and

4.1.7	neither the Seller nor any of its Affiliates has made or entered into any agreement or arrangement relating to any of the matters referred to in this Clause 4.1 (other than as set forth in Schedule 4 hereto).

Notwithstanding the foregoing, no transaction undertaken on an arms’ length basis and in the ordinary course of business between (x) any Group Company, on the one hand, and (y) any other portfolio company of any private equity fund or similar investment vehicle managed or advised by any direct or indirect shareholder of the Seller or any Affiliate of such shareholder, on the other hand, shall be deemed a breach of the warranties set forth in this Clause 4.1.

4.2	The Seller shall notify the Buyer and the Parent in writing promptly after becoming aware of any receipt by the Seller of any payment constituting a breach of the warranties set forth in Clause 4.1.

4.3	Subject to Clauses 8.4 and 8.5, the Seller shall indemnify the Parent and the Buyer (as trustee for and on behalf of each member of the Buyer’s Group) on a euro for euro basis in respect of any breach by it of any of the warranties set forth in Clause 4.1. Any payment under this Clause 4.3 shall be treated as an adjustment to the Cash Consideration.

5.	Conditions Precedent

5.1	Completion of the sale and purchase of the Shares shall be subject to the satisfaction or waiver (to the extent permitted by applicable law) of all of the following conditions precedent (the “Conditions”):

5.1.1	the Mandatory Competition Clearances shall have been fulfilled, it being agreed that Mandatory Competition Clearances shall be deemed to have been fulfilled:

(a)	in the case of Category 1 Mandatory Competition Clearances where the Buyer elects by notice in writing to the Seller to proceed to Completion prior to fulfilment of such Mandatory Competition Clearance and undertakes in writing to the Seller to assume all risks, financial or otherwise, arising as a result of such election or otherwise waives this Condition in respect of such Category 1 Mandatory Competition Clearance; and

(b)

in the case of Category 2 Mandatory Competition Clearances and clearance from the European Commission (and/or, if at all applicable, one or more Relevant NCA), where prior to the fulfilment of such Mandatory Competition Clearance, the Buyer directs the Seller to transfer the Shares to a third-party trustee or, in the case of a Category 2 Mandatory Competition Clearance or an EU member state clearance, the shares in the Subsidiary or Subsidiaries located in the relevant jurisdiction, it being understood that all costs and risks associated with any such transfer shall be borne by the Buyer; and

5.1.2	there shall not be in effect any injunction or other order issued by a court of competent jurisdiction or Competition Authority restraining or prohibiting the consummation of the Transaction.

5.2	The Buyer shall:

5.2.1	use its reasonable best efforts to (i) obtain the Mandatory Competition Clearances as soon as practicable and (ii) make all necessary filings (or at least submission of draft filings when this is an advisable first stage) to obtain such approvals as soon as permitted under the relevant competition laws within ten Business Days after the later of (x) the signing of the Original Agreement and (y) the date on which the Seller has made available to the Buyer all information and documents in the possession of the Seller that are reasonably required to make such filings;

5.2.2	accept all conditions or undertakings, including any and all remedies imposed by or contained in any decision by any Competition Authority and offer to restructure or dispose of any relevant activities of the Group or its own business to satisfy such conditions or undertakings; and

5.2.3	for the avoidance of doubt, compliance with this Clause shall not constitute a breach of paragraphs 8, 9 and 10 of the Confidentiality Agreement.

5.3	The Buyer may voluntarily make one or more offers to the relevant Competition Authorities to remedy the concerns of such Competition Authorities.

5.4	The Buyer undertakes to keep the Seller fully informed as to its progress towards satisfaction of the Conditions. Without limiting the generality of the foregoing, the Buyer further undertakes to:

5.4.1	notify the Seller as soon as reasonably practicable regarding, and provide copies of, any communications from any Competition Authority in relation to obtaining any consent, approval or action where such communications have not been simultaneously supplied to the Seller;

5.4.2	promptly provide the Seller (or any advisers nominated by the Seller) with draft copies of all submissions and communications with the Competition Authorities in relation to obtaining any consent, approval or action at such time as will allow the Seller a fully satisfactory opportunity to provide comments on such submissions and communications before they are submitted or sent, and take account of the Seller’s reasonable comments in relation to the form and content of such submissions and communications, and provide the Seller (or such nominated advisers) with copies of all such submissions and communications at the same time and in the same form finally submitted or sent (save that in relation to all disclosures to the Seller under this Clause, the Buyer may redact business secrets and other confidential material and such information shall be provided on an outside counsel-to-counsel, confidential basis); and

5.4.3	where requested by the Seller and where permitted by the Competition Authorities, allow persons nominated by the Seller to attend all meetings with the Competition Authorities and to make oral submissions at such meetings.

5.5	The Seller undertakes to use its reasonable best efforts to cooperate with the Buyer in respect of the fulfilment of the Conditions and in particular to promptly provide to the Buyer information in its possession and not otherwise contained in any due diligence reports or other materials previously made available by the Seller and/or its advisers which the Buyer may reasonably request for the purposes of making any necessary submissions to the Competition Authorities, provided that insofar as any such information is competitively sensitive, such information shall be provided on an outside counsel-to-counsel, confidential basis.

5.6	In the event that Completion has not occurred before the date which is 120 days following the date of the Original Agreement (the “Outside Date”), the parties shall continue to perform their respective obligations under this Clause 5 and the other Clauses of this Agreement. Following the Outside Date, the Seller shall deliver notice on a monthly basis (for which such notice electronic mail sent to and received by the Buyer’s counsel shall be sufficient) to the Buyer, informing the Buyer of the Seller’s election, taken in the Seller’s sole discretion, to either (i) require the continued performance by the Buyer of its obligations under this Clause 5 and the other Clauses of this Agreement during the next subsequent calendar month or (ii) exercise its rights under Clause 5.6.1 or 5.6.2 below.

5.6.1	At the Seller’s election pursuant to Clause 5.6 above, the parties shall complete the Transaction, with Completion to occur on a date to be agreed by the parties but in any event no later than twenty Business Days following the Outside Date or the date of such relevant notice as the case may be. Prior to such Completion, the Buyer shall notify the Seller in writing of the manner in which the Transaction is to be implemented in accordance with the competition laws of any jurisdiction for which a Mandatory Competition Clearance has not been obtained prior to the Outside Date or the date of such relevant notice as the case may be. Such manner of implementation shall be subject to the Seller’s consent, not to be unreasonably withheld, and may include, inter alia, (i) the transfer of the Shares, one or more Group Companies or any specific assets of the Group to a third-party trustee or (ii) the temporary management of one or more Group Companies or any specific assets of the Group by the Seller on behalf of the Buyer. The Buyer shall assume all risks, financial or otherwise, arising as a result of the consummation of the Transaction in such manner of implementation. At Completion, the Transaction and the other transactions contemplated to occur at Completion hereunder shall be consummated and, for the avoidance of doubt, the Buyer shall deliver the full Consideration to the Seller in accordance with Clauses 3 and 6.3.1 to 6.3.5. Notwithstanding the foregoing, the Seller shall not be entitled to elect the option described in this Clause 5.6.1 if the Condition set forth in Clause 5.1.1 has not been fulfilled with respect to the approval of the European Commission on or prior to the Outside Date or at the date of such relevant notice as the case may be.

5.6.2	Following the Outside Date and at the Seller’s election pursuant to Clause 5.6 above, this Agreement shall be terminated and the Buyer shall pay to the Seller a termination fee in the amount of €50,000,000 (the “Termination Fee”) by wire transfer of immediately available funds no later than five Business Days following the date of such termination to an account designated by the Seller in writing. The Termination Fee shall not be payable by the Buyer if the Seller’s failure to comply with this Agreement and in particular its obligations under Clause 5.5 contributed materially to the Buyer’s failure to achieve Completion by the Outside Date.

5.7	Following any termination of this Agreement pursuant to Clause 5.6.2, this Agreement shall become void and have no force or effect and no party to this Agreement shall have any liability or further obligation to the other party hereto, except (i) in respect of the provisions of Clauses 14 to 23 which will continue in full force and effect, (ii) termination shall not affect any party’s accrued rights and obligations as of the date of termination (save that neither the Parent nor the Buyer shall have any further liability pursuant to this Clause 5 following payment of the full amount due under Clause 5.6.1 or 5.6.2, if applicable), and (iii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a party from any liability resulting from such party’s wilful breach of this Agreement.

6.	Completion

6.1	If the Satisfaction Date occurs on or after 27 December 2007, then the remaining provisions of this Clause 6 shall apply and, for the avoidance of doubt, the provisions of Clause 7 shall not apply.

6.2	Subject to the parties’ compliance with the provisions of this Clause 6, Completion shall take place at the offices of Allen & Overy LLP, Apollolaan 15, 1077 AB Amsterdam, PO Box 75440, 1070 AK Amsterdam, The Netherlands on the third Business Day following the Satisfaction Date (the “Completion Date”).

6.3	At Completion:

6.3.1	the Buyer shall pay an amount in cash equal to the Euro Cash Consideration, plus the relevant amount in euros of Accrued Interest (if any), by transfer of funds for same day value to the Euro Notary Account;

6.3.2	the Buyer shall pay an amount in cash equal to the Dollar Cash Consideration, plus the relevant amount in US dollars of Accrued Interest (if any), by transfer of funds for same day value to the Dollar Notary Account;

6.3.3	the Parent shall pay or procure the payment of an amount in cash equal to the euro denominated portion of the Debt Settlement Amount by transfer of funds for same day value to the Euro Notary Account;

6.3.4	the Parent shall pay or procure the payment of an amount in cash equal to the GBP sterling denominated portion of the Debt Settlement Amount by transfer of funds for same day value to the Sterling Notary Account;

6.3.5	the Buyer shall deliver the Buyer Note to the Notary;

6.3.6	the Buyer shall deliver or procure the delivery to the Seller, as evidence of the authority of each person executing this Agreement on the Buyer’s behalf, (i) a copy of the minutes of a duly held meeting of the directors of the Buyer authorising the execution of the Agreement, as the case may be, by such person; or (ii) a copy of a power of attorney conferring such authority, in each case certified to be a true copy by a director or the secretary of the Buyer;

6.3.7	immediately following receipt by the Notary of the Cash Consideration and the Debt Settlement Amount pursuant to Clauses 6.3.1 to 6.3.4 and the Buyer Note pursuant to Clause 6.3.5, the Transfer Deed shall be executed by the Notary and the appointees of the Buyer, the Seller and the Company specified in Schedule 2;

6.3.8	immediately following execution of the Transfer Deed pursuant to Clause 6.3.7, the Notary shall effect the actions described in Clause 3.3; and

6.3.9	the Company shall register the transfer of the Shares in its shareholders register.

7.	Escrow

7.1	If the Satisfaction Date occurs prior to 27 December 2007, then the remaining provisions of this Clause 7 shall apply and, for the avoidance of doubt, the provisions of Clause 6 shall not apply.

7.2	On the third Business Day following the Satisfaction Date (the “Escrow Date”):

7.2.1	the Parent shall deliver, or procure the delivery of, an amount in cash equal to the Euro Cash Consideration and an amount in cash equal to the Dollar Cash Consideration by transfer of funds for same day value to the New York Escrow Account;

7.2.2	the Parent or the Buyer, as applicable, shall deliver, or procure the delivery of, the Escrow Documents set out in Part 1 of Schedule 2 to the Joint Documentary Escrow Agents; and

7.2.3	the Seller shall deliver the Escrow Documents set out in Part 2 of Schedule 2 to the Joint Documentary Escrow Agents.

7.3	Subject to the parties’ compliance with the provisions of this Clause 7, Completion shall take place at the offices of Allen & Overy LLP, Apollolaan 15, 1077 AB Amsterdam, PO Box 75440, 1070 AK Amsterdam, The Netherlands on 2 January 2008 (the “Completion Date”).

7.4	At Completion:

7.4.1	the Escrow Agent shall pay an amount in cash equal to the Euro Cash Consideration by transfer of funds for same day value to the Euro Notary Account;

7.4.2	the Escrow Agent shall pay an amount in cash equal to the Dollar Cash Consideration by transfer of funds for same day value to the Dollar Notary Account;

7.4.3	the Buyer shall pay an amount in cash equal to the relevant amount in euros of Accrued Interest (if any) by transfer of funds for same day value to the Euro Notary Account;

7.4.4	the Buyer shall pay an amount in cash equal to the relevant amount in US dollars of Accrued Interest (if any) by transfer of funds for same day value to the Dollar Notary Account;

7.4.5	the Parent shall pay, or procure the payment of, an amount in cash equal to the euro denominated portion of the Debt Settlement Amount by transfer of funds for same day value to the Euro Notary Account;

7.4.6	the Parent shall pay, or procure the payment of, an amount in cash equal to the GBP sterling denominated portion of the Debt Settlement Amount by transfer of funds for same day value to the Sterling Notary Account;

7.4.7	the Joint Documentary Escrow Agents shall release the Escrow Documents from escrow and deliver them to the Notary;

7.4.8	immediately following receipt by the Notary of the Cash Consideration pursuant to Clauses 7.4.1 to 7.4.4, the Debt Settlement Amount pursuant to Clause 7.4.5 and 7.4.6 and the Buyer Note pursuant to Clause 7.4.7, the Transfer Deed shall be executed by the Notary and the appointees of the Buyer, the Seller and the Company specified in Schedule 2;

7.4.9	immediately following execution of the Transfer Deed pursuant to Clause 7.4.8, the Notary shall effect the actions described in Clause 3.3; and

7.4.10	the Company shall register the transfer of the Shares in its shareholders register.

7.5	The Parent and the Buyer acknowledge and agree that the Escrow Agreement constitutes a true and valid escrow agreement under New York law.

8.	Seller Warranties

8.1	The Seller warrants to the Buyer and the Parent that the statements contained in this Clause 8.1: (x) were correct and complete as of the date of the Original Agreement (other than Clauses 8.1.3, 8.1.4 and 8.1.5); (y) are correct and complete as of the date of this Agreement; and (z) shall be correct and complete as of Completion.

8.1.1	The Seller is the sole registered holder of, and is entitled to sell and transfer full legal and beneficial ownership of, the Shares to the Buyer, free and clear from all Encumbrances and with all rights attaching thereto at Completion and thereafter. Upon delivery and payment for the Shares at Completion, the Buyer shall acquire good and valid title to all of the Shares.

8.1.2	The Seller, the Company and certain of the Company’s Subsidiaries are together the sole record and beneficial owners of the shares of the Specified Subsidiaries and have the right to exercise all voting and other rights over such shares.

8.1.3	The Seller has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and to consummate the Transaction.

8.1.4	The Seller has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement.

8.1.5	This Agreement, once executed, will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with the terms hereof.

8.1.6	No Specified Subsidiary is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

8.1.7	The Seller had the requisite power and authority to enter into, and to perform its obligations under the Original Agreement.

8.2	The Seller hereby confirms that, for the avoidance of doubt, all preferred equity certificates (“PECs”) and convertible preferred equity certificates (“CPECs”) issued by Luxco are the sole obligation of Luxco and shall not give rise to any obligation on the part of any Group Company.

8.3	The Buyer and the Parent acknowledge and confirm that:

8.3.1	except for the Warranties, (i) neither the Seller nor any of its Affiliates nor any other person (whether or not a party to this Agreement and whether or not authorized by the Seller or any of its Affiliates) makes, or has made, any representations or warranties, express or implied, at law or in equity, relating to the Shares or to itself, any Group Company, or any of their respective businesses, assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose or otherwise in connection with the Transaction and the other transactions contemplated by this Agreement, (ii) neither the Buyer nor the Parent is relying on nor has it been induced to enter into this Agreement by any such representations or warranties, and (iii) any such representations or warranties are hereby disclaimed;

8.3.2

no person has been authorised by the Seller or any of its Affiliates to make any representations or warranties relating to the Shares or to the Seller, any Group Company, or any of their respective businesses, assets, liabilities or operations or otherwise in connection with the Transaction and the other transactions contemplated by this Agreement, and if made, (i) such representations or warranties shall not be relied upon by the Buyer as having been authorized by such party, (ii) such representations or warranties are hereby expressly disclaimed, and (iii) no such person shall have any liability to the Buyer, the Parent or any member of the Buyer’s Group with respect to such representations or warranties and the Buyer undertakes not to, and undertakes to procure that no member of the Buyer’s Group shall, bring any claim or action against any such person in respect of such representations or warranties, including, without limitation, in the event that such representations or warranties are, are alleged to be, or become inaccurate, incomplete or misleading;

8.3.3	any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information or information provided or addressed to the Buyer, any member of the Buyer’s Group or any of their respective representatives are not and shall not be deemed to be or include any representations or warranties unless any such materials or information are the actual subject of any of the Warranties, there is no assurance that any estimates, projections, predictions or any other forward-looking statements in any such materials or information will be achieved, and, for the avoidance of doubt, neither the Buyer nor any member of the Buyer’s Group shall be entitled to, and the Buyer undertakes not to, and undertakes to procure that no member of the Buyer’s Group shall, bring any claim or action in connection with any such materials or information;

8.3.4	the Buyer and the Parent shall have no claim or remedy against the Seller or any of its Affiliates in respect of any representations or warranties of any kind whatsoever made on or prior to the date of this Agreement (other than the Warranties).

8.4	The aggregate liability of the Seller under this Agreement shall not exceed an amount equal to the Consideration.

8.5	The liability of the Seller pursuant to Clause 4 and this Clause 8 shall terminate on the date that is three months following Completion, unless prior to that date the Buyer has notified the Seller of a claim thereunder.

8.6	The Seller shall not be liable for any indirect or consequential losses or loss of profit, turnover, business, goodwill or reputation, or damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs in relation to such indirect or consequential losses or damages which may be suffered or incurred by the Buyer or which arise directly or indirectly in connection with any claim against the Buyer or the Group Companies by any third party.

8.7	In the event of a breach or alleged breach of this Agreement by the Seller, the Buyer and the Parent shall not be entitled to rescind this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages in accordance with this Agreement in respect of such matter. Accordingly, the Buyer and the Parent hereby waive any and all rights of rescission they may have in respect of any such matter (howsoever arising or deemed to arise).

8.8	Any payment in respect of the Warranties in this Clause 8 shall be treated as an adjustment to the Cash Consideration.

9.	Parent and Buyer Warranties

9.1	The Parent warrants to the Seller that the statements contained in this Clause 9.1: (x) were correct and complete as of the date of the Original Agreement (other than Clauses 9.1.1, 9.1.2, 9.1.3, 9.1.7 and 9.1.8); (y) are correct and complete as of the date of this Agreement (other than Clauses 9.1.7 and 9.1.8); and (z) shall be correct and complete as of the Completion Date (other than Clause 9.1.5).

9.1.1	The Parent has the requisite power and authority to enter into, and to perform its obligations under, this Agreement and to consummate the Transaction.

9.1.2	Subject to the satisfaction of the Conditions, the Parent has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement.

9.1.3	This Agreement, once executed, will constitute a legal, valid and binding obligation of the Parent, enforceable against the Parent, in accordance with the terms hereof.

9.1.4	The Parent has received access to (i) such information concerning the Group and the Shares as it deems necessary to enable it to make an informed decision concerning the transactions contemplated hereunder, (ii) all relevant executives and employees of the Group and has had a sufficient opportunity to ask questions of, and receive satisfactory answers from, such executives and employees, and (iii) all additional information requested by it to verify the accuracy of all information furnished in connection with the transactions contemplated hereunder.

9.1.5	The Parent is not aware of any fact or circumstance that may allow it to bring a claim of any nature against the Seller for breach of any provision of this Agreement.

9.1.6	The Parent is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to the Parent.

9.1.7	Either:

(a)	if Clause 6 applies, the Buyer’s Group will have as of the Completion Date immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet the obligations of the Buyer and the Parent under this Agreement; or

(b)	if Clause 7 applies, (x) the Escrow Agent, in respect of the Dollar Cash Consideration and the Euro Cash Consideration, will have in the Escrow Accounts as of the Escrow Date and the Completion Date and (y) the Buyer’s Group will have on the Completion Date, immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet the obligations of the Buyer and the Parent under this Agreement.

9.1.8	The Buyer’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Transaction. The Buyer’s Group has, or as of Completion will have, (i) cash on hand and/or (ii) definitive fundable loan agreements from its financing sources (the “Financing Agreements”), which together are sufficient to enable the Buyer or the Parent, as applicable, to perform each of its obligations hereunder, consummate the Transaction, and pay all related fees and expenses, including payment of the Consideration and the Termination Fee (if any), issuance of the Buyer Note and repayment or refinancing of any indebtedness of the Company due at Completion. True and correct copies of the Financing Agreements will have been provided to the Seller on or prior to the Completion Date. As of the Completion Date, the Financing Agreements will have been duly executed and delivered by the parties thereto, will be in full force and effect and will be enforceable against the parties thereto in accordance with their terms. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any member of the Buyer’s Group under any term or condition of the Financing Agreements. As of the date hereof, the Buyer and the Parent will have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of completion to be satisfied by the Buyer and the Parent contained in the Financing Agreements. The Parent has fully paid any and all commitment fees or other fees required by the Financing Agreements to be paid on or before the Completion Date hereof.

9.1.9	The Parent had the requisite power and authority to enter into, and to perform its obligations under the Original Agreement.

9.2	The Buyer warrants to the Seller that the statements contained in this Clause 9.2: (x) were correct and complete as of the Adherence Date (other than Clauses 9.2.1, 9.2.2, 9.2.3, 9.2.7 and 9.2.8); (y) are correct and complete as of the date of this Agreement (other than Clauses 9.2.7 and 9.2.8); and (z) shall be correct and complete as of the Completion Date (other than Clause 9.2.5).

9.2.1	The Buyer has the requisite power and authority to enter into, and to perform its obligations under this Agreement and consummate the Transaction.

9.2.2	Subject to the satisfaction of the Conditions, the Buyer has obtained or satisfied all corporate, regulatory and other approvals and any other conditions necessary to execute and perform its obligations under this Agreement.

9.2.3	This Agreement constitutes legal, valid and binding obligations of the Buyer, enforceable against the Buyer, in accordance with its terms.

9.2.4	The Buyer has received access to (i) such information concerning the Group and the Shares as it deems necessary to enable it to make an informed decision concerning the transactions contemplated hereunder, (ii) all relevant executives and employees of the Group and has had a sufficient opportunity to ask questions of, and receive satisfactory answers from, such executives and employees, and (iii) all additional information requested by it to verify the accuracy of all information furnished in connection with the transactions contemplated hereunder.

9.2.5	The Buyer is not aware of any fact or circumstance that may allow it to bring a claim of any nature against the Seller for breach of any provision of this Agreement.

9.2.6	The Buyer is not insolvent or unable to pay its debts within the meaning of any laws relating to insolvency applicable to the Buyer.

9.2.7	Either:

(a)	if Clause 6 applies, the Buyer’s Group will have as of the Completion Date immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet the obligations of the Buyer and the Parent under this Agreement; or

(b)	if Clause 7 applies, (x) the Escrow Agent, in respect of the Dollar Cash Consideration and the Euro Cash Consideration, will have in the Escrow Accounts as of the Escrow Date and the Completion Date and (y) the Buyer’s Group will have on the Completion Date, immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet the obligations of the Buyer and the Parent under this Agreement.

9.2.8	The Buyer’s obligations hereunder are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Transaction. The Buyer’s Group has, or as of Completion will have, (i) cash on hand and/or (ii) definitive fundable loan agreements from its financing sources (the “Financing Agreements”), which together are sufficient to enable the Buyer or the Parent, as applicable, to perform each of its obligations hereunder, consummate the Transaction, and pay all related fees and expenses, including payment of the Consideration and the Termination Fee (if any), issuance of the Buyer Note and repayment or refinancing of any indebtedness of the Company due at Completion. True and correct copies of the Financing Agreements will have been provided to the Seller on or prior to the Completion Date. As of the Completion Date, the Financing Agreements will have been duly executed and delivered by the parties thereto, will be in full force and effect and will be enforceable against the parties thereto in accordance with their terms. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of any member of the Buyer’s Group under any term or condition of the Financing Agreements. As of the date hereof, the Buyer and the Parent will have no reason to believe that they will be unable to satisfy on a timely basis any term or condition of completion to be satisfied by the Buyer and the Parent contained in the Financing Agreements. The Parent has fully paid any and all commitment fees or other fees required by the Financing Agreements to be paid on or before the Completion Date hereof.

9.2.9	The Buyer had the requisite power and authority to enter into, and to perform its obligations under the Original Agreement.

9.3	Each of the Parent and the Buyer undertakes to the Seller that it has no rights against, and may not make any claim against, any Affiliate, employee, director, manager,

agent, officer or adviser of the Seller or any of their respective Affiliates, upon whom or which it may have relied before agreeing to any term of, or entering into, the Original Agreement or this Agreement.

9.4	In relation to Clauses 9.1.5 and 9.2.5, the statement shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent or the Buyer or by reason that the Parent or the Buyer knew or should have known after the date of the Original Agreement in the case of the Parent, or the Adherence Date in the case of the Buyer, that the statement is or might be inaccurate.

10.	Conduct of Business

10.1	Other than as set forth in the Vendor Reports and in addition as set forth in Schedule 5 hereto, the Seller undertakes to the Buyer and the Parent that, during the period from the date of the Original Agreement until Completion, (i) the business of the Group has been and shall be conducted as a going concern in the ordinary and usual course as carried on in the 12 months prior to the date of the Original Agreement and (ii) neither the Seller nor any Group Company shall, without the Buyer’s prior written consent, take any action which would constitute a breach of the warranties given pursuant to Clause 4.1.

10.2	The Seller shall procure that the Buyer, the Parent and their representatives and advisers, upon reasonable notice, are provided with reasonable access to the management, premises and records of the Group (including, without limitation, all financial information relating to the operation of the Group) during the period from the date of the Original Agreement until Completion.

11.	Redemption of Luxco Interest

11.1	The Seller undertakes to the Buyer and the Parent that it shall procure the redemption of Dutchco’s interest in Luxco, represented by 4,752 B shares, 2,527 C shares and 2,303 D shares thereof (the “Luxco Interest”), prior to, at or around Completion (the “Redemption”). The Redemption shall be implemented in a manner agreed between the Parent, the Buyer and the Seller. The Seller hereby confirms that the Redemption and all steps taken by the Seller and/or its Affiliates to implement such Redemption (the “Redemption Steps”) shall be implemented in a manner which is economically neutral to the Buyer, the Parent and the Group and indemnifies the Buyer, the Parent and the Group against any and all Loss (including, but not limited to, any tax liabilities (for example withholding taxes)) arising as a result of implementing or failing to implement the Redemption Steps.

11.2	The liability of the Seller under this Clause 11 shall terminate upon the earlier of 7 years from the date of the Original Agreement or such date as the relevant tax authorities close the relevant audit.

12.	Non-Solicitation

The Seller undertakes to the Buyer and the Parent that it shall not without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed), whether by itself or through its employees, its agents or third parties, and whether directly or indirectly, for a period of twelve months from the Completion

Date solicit or entice away or endeavour to solicit or entice away from any Group Company any full time director or senior manager employed or otherwise engaged by such Group Company.

13.	Access to Information

For a period of seven years after Completion, the Buyer shall make available to the Seller and/or any of its Affiliates all information in the possession or control of the Buyer and/or the Group relating to the business and affairs of the Group which the Seller and/or any of its Affiliates may from time to time reasonably request in order to prepare tax returns required by any Tax Authority or comply with any statutory or regulatory obligations.

14.	Confidential Information

14.1	Subject to Clause 14.2 and Clause 15, the Seller undertakes to the Buyer and the Parent, for itself and as agent and trustee for each Group Company, and each of the Buyer and the Parent undertakes to the Seller, for itself and as agent and trustee for its Affiliates, that it shall treat as confidential all information received or obtained in connection with the execution and performance of the Original Agreement or this Agreement which relates to:

14.1.1	the other party (including, where that other party is the Seller, its Affiliates, and where that other party is the Buyer or the Parent, the Buyer’s Group);

14.1.2	the provisions or the subject matter of this Agreement and any claim or potential claim thereunder; or

14.1.3	the negotiations relating to the Original Agreement or this Agreement.

14.2	Notwithstanding the foregoing, any party may disclose such confidential information:

14.2.1	to the extent required by law, by a rule of a listing authority or stock exchange to which such party is subject or submits, or by a governmental authority or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to the timing, content and manner of the disclosure;

14.2.2	to an adviser for the purpose of advising in connection with the Transaction, provided that such disclosure is essential for such purpose and that such adviser remains subject to the obligations set forth in Clause 14.1;

14.2.3	to a director, manager, officer or employee of the Buyer, the Parent or the Seller whose function requires him or her to have access to the relevant confidential information; or

14.2.4	to the extent that the confidential information has been made public by, or with the consent of, the other party.

14.3	All rights and obligations of the parties to the Confidentiality Agreement shall terminate on Completion, provided that, subject to Clause 5.2.3 and compliance with applicable laws, rules and regulatory requirements, such rights and obligations set forth in paragraph 9 of the Confidentiality Agreement shall remain in full force and effect for a period of twelve months following Completion in accordance with the terms thereof.

14.4	The restrictions contained in this Clause 14 shall continue to apply after Completion or termination of this Agreement without limit in time.

14.5	The Seller hereby undertakes as soon as reasonably practicable after the date of the Original Agreement to use its, or procure that the relevant Group Company uses its, reasonable best efforts to procure the return or destruction of all confidential information provided to all other potential buyers of the Group prior to date of the Original Agreement under the terms of the Bidder Confidentiality Agreements.

15.	Announcements

15.1	Subject to Clause 15.2, no party may, prior to or after Completion, make or send a public announcement, communication or circular concerning the Transaction unless it has first obtained the written consent of the other party, such consent not to be unreasonably withheld or delayed, unless such public announcement, communication or circular concerning the Transaction has already been made or sent pursuant to Clause 15.2.2.

15.2	Clause 15.1 shall not apply to any announcement, communication or circular:

15.2.1	to which the parties have previously consented, provided that the prevailing facts and circumstances in respect of such announcement, communication or circular have not changed in any material respect;

15.2.2	required by law, by a rule of a stock exchange or by a governmental authority or other authority with relevant powers to which a party is subject or submits, whether or not the requirement has the force of law, provided that the disclosure shall, so far as is practicable, be made after consultation with the other party and after taking into account the other party’s reasonable requirements as to the timing, content and manner of the disclosure; or

15.2.3	made by the Seller, the Parent or the Buyer to any of their respective Affiliates.

16.	Costs

16.1	Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by such party of the Original Agreement and this Agreement.

16.2

The Buyer and the Parent acknowledge and agree that the Company shall be responsible for its own costs incurred in connection with the Transaction and the other transactions contemplated hereunder, provided that, for the avoidance of doubt, other than as set forth in Schedule 4 hereto, no Group Company shall be responsible for any broker, finder, adviser or similar fee for professional services incurred in connection with the Transaction or any increase in the remuneration of the Group’s management to be paid in connection with the Transaction (which shall include, without limitation, any bonus or other incentive payment or arrangement which is conditional in whole or in part upon Completion of the Transaction and/or any payment or arrangement made or promised in order to retain any member of the management of the Group Companies pending Completion or in contemplation of the Transaction).

16.3	Without prejudice to Clauses 16.1 and 16.2, the Buyer shall pay any stamp duty, transfer tax or notarial fee payable in any jurisdiction in respect of the transfer of the Shares.

17.	Guarantee

17.1	The Parent hereby irrevocably and unconditionally guarantees, as principal and not as surety, to the Seller, the due and punctual payment of all monetary obligations payable by the Buyer and/or the Escrow Agent to the Seller (whether directly or indirectly through the Dollar Notary Account and/or the Euro Notary Account) pursuant to this Agreement (collectively, the “Guaranteed Obligations”). The Parent’s obligations under this Clause 17 shall terminate and be of no further force or effect upon Completion. In accordance with Clause 8.4, the Seller acknowledges that it shall have no right to recover any amount in excess of the Consideration from the Parent hereunder as the result of, in connection with or arising from the Guaranteed Obligations.

17.2	The Parent guarantees that the Guaranteed Obligations will be duly and punctually paid, as if the Parent were the primary obligor in accordance with the terms of this Agreement. If for any reason the Buyer or the Escrow Agent, as the case may be, shall fail or be unable duly and punctually to pay any Guaranteed Obligation as and when due, then the Parent shall, subject to the terms and conditions of this Agreement (and, in the case of any such failure or inability on the part of the Escrow Agent, notwithstanding the terms of the Escrow Agreement), forthwith duly and punctually pay such Guaranteed Obligation. The Parent further agrees its obligations under this Clause 17 constitute a guarantee of payment when due and not merely a guarantee of collection and are in no way conditioned upon any attempt to collect from the Buyer or the Escrow Agent, as the case may be. The Parent’s liability under this Agreement shall be absolute, unconditional, irrevocable shall not be released or discharged by any acceleration, extension, renewal, settlement, compromise, waiver or release in any respect of any Guaranteed Obligation, by operation of law or otherwise.

17.3

The Parent hereby unconditionally waives, to the fullest extent permitted by applicable law, (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guaranteed Obligations, this Agreement, (ii) any presentment, demand, performance, protest, notice of non-payment as the same pertains to the Buyer, suit or the taking of other action by the Seller against, and any other notice to, the Buyer, the Escrow Agent, the Parent or others with respect to any of the Guaranteed Obligations, (iii) any right to require the Seller to proceed against the Buyer or the Escrow Agent or to exhaust any security held by the Seller or to pursue any other remedy, and (iv) any defense based upon an election of remedies by the Seller, unless the same would excuse performance by the Buyer or the Escrow Agent, as the case may be, under this Agreement with respect to any of the Guaranteed Obligations. The Seller may at any

time without notice to or consent of the Parent and without impairing or releasing the obligations of the Parent hereunder, with respect to any of the Guaranteed Obligations, (A) agree with the Buyer to make any change in the terms of the Guaranteed Obligations, (B) take or fail to take any action of any kind in respect of any security for the Guaranteed Obligations, (C) exercise or refrain from exercising any rights against the Buyer, the Escrow Agent or others, or (D) compromise or subordinate the Guaranteed Obligations, including any security therefor. Any other suretyship defenses are hereby waived by the Parent.

17.4	For the avoidance of doubt, in the event that the Escrow Agent fails to satisfy any payment obligation hereunder and the Parent makes any such payment to the Seller or the Notary in lieu of the Escrow Agent pursuant to the Parent’s obligations under this Clause 17 (a “Substitute Payment”), (i) an amount equal to such Substitute Payment shall become repayable to the Parent out of the Escrow Accounts and (ii) the Seller shall sign a Unanimous Instruction (as defined in the Escrow Agreement), instructing the Escrow Agent to immediately release such amount to the Parent in accordance with the Escrow Agreement. If the Seller subsequently receives any such amount in error which should otherwise have been repaid to the Parent pursuant to the foregoing sentence, then the Seller shall immediately repay such amount to the Parent by wire transfer of immediately available funds to an account designated by the Parent, provided that the Seller has received payment in full in respect of the Euro Cash Consideration and the Dollar Cash Consideration and shall be entitled to retain the Euro Cash Consideration and the Dollar Cash Consideration.

18.	General

18.1	Any amendment to or modification or variation of this Agreement, and any waiver hereunder, shall be valid only if it is in writing and signed by or on behalf of each party.

18.2	The failure to exercise or delay in exercising any right or remedy provided by this Agreement or by law shall not impair such right or remedy or constitute a waiver of such right or remedy or an impairment or waiver of any other right or remedy. No single or partial exercise of a right or remedy provided by this Agreement or by law shall constitute a waiver other than with respect to the specific matter described in such writing or shall prevent further exercise of such right or remedy or the exercise of another right or remedy.

18.3	The parties’ rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

18.5	If a party fails to pay a sum due hereunder on the due date of payment in accordance with the provisions of this Agreement, such party shall pay interest on the overdue sum from such due date until the date on which its obligation to pay the sum is discharged at the rate of 600 basis points above LIBOR accrued daily whether before or after judgment.

18.6	Except as expressly provided in this Agreement, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns. Notwithstanding the foregoing, each direct and indirect shareholder of the Seller shall be entitled to enforce this Agreement on behalf of and in substitution for the Seller.

18.7	All sums payable under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the party making the payment shall (except in the case of any interest payable) be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if either party to this Agreement shall have assigned the benefit in whole or in part of this Agreement then the liability of the other party under this Clause 18.7 shall be limited to that (if any) which it would have been had no such assignment taken place.

18.8	From the date of the Original Agreement, each of the Buyer, the Parent and the Seller shall from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares to the Buyer and to give any party the full benefit of this Agreement.

18.9	The Seller shall provide all reasonable assistance to the Buyer and the Parent on a timely basis, in order to allow the Buyer and the Parent to refinance any third-party debt of the Group at Completion, and in particular shall provide all information (including all books, records and contracts) and grant such access to any management and employees as is reasonably necessary for the refinancing or settlement of any third-party debt which the Group has outstanding at the Completion Date.

18.10	If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable law and that such modified provision shall thereafter be enforced to the fullest extent possible.

19.	Entire Agreement

19.1	This Agreement, together with the Escrow Agreement and the Notary Letter, constitutes the entire agreement among the parties hereto and supersedes any previous agreements, including the Original Agreement, as adhered to on the Adherence Date by the Buyer, whether written or oral, among the parties hereto relating to the subject matter of this Agreement. In the event of any inconsistency between the provisions of this Agreement and those of the Escrow Agreement or the Notary Letter, the provisions of this Agreement shall prevail as between the parties hereto.

19.2	Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of, or constitute a waiver of any available remedy for, any fraud, wilful misconduct or wilful concealment.

20.	Assignment

20.1	This Agreement shall be binding upon and inure for the benefit of the successors of each of the parties to this Agreement.

20.2	Subject to Clause 20.3, no party shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement, whether in whole or in part, without the prior written consent of the other party, and any such purported assignment, transfer, declaration or alienation shall be void, except that the Seller and/or the Buyer may assign its rights (but not its obligations) to one of its Affiliates or a member of the Buyer’s Group, respectively, for so long as such assignee remains a member of such group and provided that the non-assigning party shall be under no greater obligation as a result of such assignment.

20.3	The Buyer or any member of the Buyer’s Group may charge and/or assign the benefit of this Agreement to any bank or financial institution by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Shares, provided that any assignment or transfer pursuant to this Clause 20.3 shall not result in any increase in the liability of the Seller pursuant to this Agreement.

20.4	A party shall notify the other party of any assignment pursuant to Clause 20.2 or 20.3 within five Business Days of such assignment.

21.	Notices

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when faxed to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if faxed before 6:00pm on a Business Day, or (iii) two Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Buyer, the Parent and the Seller at the respective addresses set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to the Seller:

SigmaKalon Luxco 2, S.à r.l.
9a, Parc d’Activité Syrdall
L-5365 Munsbach
Grand Duchy of Luxembourg
Telephone:	+352 2678 6837
Facsimile:	+352 2678 6867
Attention:	Ailbhe Marie Jennings
Walid Sarkis

with a copy (which shall not constitute notice hereunder) to:

Kirkland & Ellis International LLP
30 St. Mary Axe
London EC3A 8AF
United Kingdom
Telephone:	+44 207 469 2000
Facsimile:	+44 207 469 2001
Attention:	James L. Learner

If to the Buyer or the Parent:

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania
15272
United States of America
Telephone:	+1 412 434 2787
+1 412 434 2911
Facsimile:	+1 412 434 2134
Attention:	Maurice Peconi, Vice President Corporate Development
James C. Diggs, Senior Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice hereunder) to:

Linklaters LLP
One Silk Street
London EC2Y 8HQ
United Kingdom
Telephone:	+44 20 7456 2000
Facsimile:	+44 20 7456 2222
Attention:	Mark Stamp
Sarah Wiggins

22.	Governing Law and Jurisdiction

This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York, and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Clause 21, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

23.	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Signed by	)
)
)
/s/ Marc Valentiny	)
Name: Marc Valentiny	)
Title: Manager	)
)
for and on behalf of	)
SIGMAKALON LUXCO 2, S.À R.L.	)

Signed by	)
)
)
/s/ Maurice Peconi	)
Name: Maurice Peconi	)
Title: V.P. Corp. Dev. & Services	)
)
for and on behalf of	)
PPG INDUSTRIES, INC.	)

Signed by	)
)
)
/s/ Michael H. McGarry	)
Name: Michael H. McGarry	)
Title: Chairman, Board of Directors	)
)
for and on behalf of	)
PPG EUROPE B.V.	)

Signed by	)
)
)
/s/ Jo Theunissen	)
Name: Jo Theunissen	)
Title: Director	)
)
for and on behalf of	)
PPG EUROPE B.V.	)

By signing hereunder, the Company acknowledges the terms of this Agreement.

Signed by	)
)
)
/s/ J-L Baudhuim	)
Name: J-L Baudhuim	)
Title: Manager	)
)

for and on behalf of	)
SIGMAKALON (BC) HOLDCO B.V.	)